Immediate
          Daniel  P.  Zoellner
          314/877-7052

                    RALCORP HOLDINGS, INC. AGREES TO PURCHASE
                                RIPON FOODS, INC.


ST. LOUIS, MO, SEPTEMBER 13, 1999 Ralcorp Holdings, Inc. today announced it has reached a definitive agreement to purchase Ripon Foods, Inc., a privately held cookie manufacturer located in Ripon, WI. Ripon Foods will be operated as an integral part of Ralcorp's Bremner cracker and cookie subsidiary. Terms of the transaction were not disclosed.

Ripon Foods manufactures a wide variety of high quality private label and branded cookie products, including wire cut and enrobed cookies, as well as sugar wafers. Ripon Foods' products are sold to other cookie manufacturers through co-manufacturing arrangements and to various grocery and mass merchandise retailers under their store brand, as well as the "Rippin Good" and "Golden Batch" brands. Of primary importance to Ralcorp, are the product variety, the production capacity and the expertise of Ripon Foods' two operating facilities. In particular, Ripon Foods gives the Company's cracker and cookie subsidiary new capabilities in the areas of enrobing and sugar wafers. In addition, Ripon Foods produces a high quality fruit filled breakfast bar, which allows Ralcorp to effectively enter the fast-growing breakfast/meal bar segment. Annual sales for Ripon Foods are approximately $64 million.

Ralcorp Holdings, Inc. has established a leadership position in the world of private label or store brand foods. Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes ready-to-eat and hot cereals, crackers and cookies, snack nuts, mayonnaise and shelf-stable salad dressings. In addition, Ralcorp holds a 21.9 percent equity interest in Vail Resorts, Inc. (ticker: MTN), the premier mountain resort operator in North America.

Ripon Foods was founded in 1930 by Horace A. Bumby. It started with one second-hand oven producing plain cookies. Today, Ripon Foods can produce approximately 60 different kinds of cookies in a variety of sizes. Combined, Bremner and Ripon Foods will be able to offer their customers a full line of high quality, crackers and cookies.

Ralcorp expects to close the transaction within 45 days pending appropriate government approvals and the approval of Ripon Foods' shareholders.
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